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                                                                    Exhibit 99.4


                                    Questions
                                 & Answers About
                                       the
                                   Conversion



                               TierOne Corporation



                          Proposed holding company for
                                  TierOne Bank

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                              QUESTIONS AND ANSWERS

                              About the Conversion

TierOne Bank has received approval from the Office of Thrift Supervision to convert from a mutual savings bank to a stock savings bank subject to the approval of members of the Bank. TierOne Bank is converting so that it will be structured in the form of ownership used by the majority of savings institutions and to allow our Bank to become stronger financially. In addition, as part of the conversion, TierOne Bank intends to establish the TierOne Charitable Foundation which will be dedicated to charitable purposes within the communities in which TierOne Bank operates, subject to the approval of members of TierOne Bank. It is necessary for TierOne Bank to receive a majority of the outstanding votes in favor of both the Conversion and the Foundation, so YOUR VOTE IS VERY IMPORTANT. Please return your proxy in the enclosed white postage-paid envelope marked "Proxy Return". YOUR BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" THE CONVERSION AND "FOR" THE ESTABLISHMENT OF THE FOUNDATION AND RETURN YOUR PROXY TODAY.

                          Effect on Deposits and Loans

Q.   Will the conversion affect any of my deposit accounts or loans?
A. No. The conversion will have no affect on the balance or terms of any deposit account or loan. Your deposits will continue to be federally insured to the fullest extent permissible.

                                  About Voting

Q.   Who is eligible to vote on the conversion?
A. Depositors and certain borrowers of the Bank as of the close of business on _____ xx, 2002 (the "Voting Record Date").

Q.   How do I vote?
A. You may vote by mailing your signed proxy card(s) in the WHITE postage-paid envelope marked "PROXY RETURN." Should you choose to attend the Special Meeting of Members and decide to change your vote, you may do so by revoking any previously executed proxy.

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Q.   Am I required to vote?
A. No. Members who are entitled to vote are not required to vote. However, because the conversion will produce a fundamental change in TierOne Bank's corporate structure, the Board of Directors encourages all members to vote.

Q.   Why did I receive several proxies?
A. If you have more than one account you may have received more than one proxy depending upon the ownership structure of your accounts. Please vote, sign and return ALL proxy cards that you received.
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Q.   Does my vote for conversion mean that I must buy common stock of TierOne
     Corporation?
A. No. Voting for the plan of conversion does not obligate you to buy shares of common stock of TierOne Corporation.

Q.   I have a joint savings account. Must both parties sign the proxy card?
A.   Only one signature is required, but both parties should sign if possible.

Q.   Who must sign proxies for trust or custodian accounts?
A. The trustee or custodian must sign proxies for such accounts, not the beneficiary.

Q. I am the executor (administrator) for a deceased depositor. Can I sign the proxy card?
A. Yes. Please indicate on the card the capacity in which you are signing the card.

                              About The Foundation

Q.   What is the TierOne Charitable Foundation and why is it being established?
A. In keeping with TierOne Bank's long standing commitment to its community, TierOne Bank's Plan of Conversion provides for the establishment of a community foundation to be known as the TierOne Charitable Foundation. The Foundation will be dedicated to charitable purposes within the Bank's communities in which TierOne Bank operates.

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                                 About The Stock

Investment in common stock involves certain risks. For a discussion of these risks and other factors, investors are urged to read the accompanying Prospectus

Q.   What are the priorities of purchasing the common stock?
A. The common stock of TierOne Corporation will be offered in the Subscription Offering in the following order of priority:

     [_] Eligible Account Holders (depositors with accounts totalling $50 or more as of December 31, 2000).

     [_] Employee Plans (tax-qualified employee stock benefit plans) of the Bank.

     [_] Supplemental Eligible Account Holders (depositors with accounts totalling $50 or more as of March xx, 2002).

     [_] Other Members (depositors and certain borrowers as of the close of business on _____ xx, 2002).

     [_]  Directors, officers and employees of TierOne Bank

          Upon completion of the Subscription Offering, common stock that is not sold in the Subscription Offering will be offered first to certain members of the general public in a Community Offering and then, to the extent any shares remain, to the general public in a Syndicated Community Offering.

Q.   Will any account I hold with the Bank be converted into stock?
A. No. All accounts remain as they were prior to the conversion. As an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, you receive priority over the general public in exercising your right to subscribe for shares of Common Stock.

Q.   Will I receive a discount on the price of the stock?
A. No. Regulations require that the offering price of the stock be the same for everyone: customers, directors, officers, employees of TierOne Bank and the general public.

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Q.   How many shares of stock are being offered, and at what price?
A. TierOne Corporation is offering for sale x,xxx,xxx shares of common stock at a subscription price of $10 per share. Under certain circumstances, TierOne Corporation may sell up to x,xxx,xxx shares.

Q.   How much stock can I purchase?
A. The minimum purchase is 25 shares. As more fully discussed in the plan of conversion outlined in the Prospectus, the maximum purchase by any person in the Subscription or Community Offering is $500,000 (50,000 shares); the maximum number of shares of common stock subscribed for or purchased in all categories of the conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 1.0% of common stock offered in the offering.

Q.   How do I order stock?
A. You may subscribe for shares of common stock by completing and returning the stock order and certification form, together with your payment, either in person to any branch office of TierOne Bank or by mail in the Yellow postage-paid envelope marked "STOCK ORDER RETURN." Stock order forms may not be delivered to a walk up or drive through window located at any of TierOne Bank's branch offices.

Q.   How can I pay for my shares of stock?
A. You can pay for the common stock by check, cash, money order or withdrawal from your deposit account at TierOne Bank. If you choose to pay by cash, you must deliver the stock order and certification form and payment in person to any full service branch office of TierOne Bank and it will be converted to a bank check or a money order. PLEASE DO NOT SEND CASH IN THE MAIL.

Q.   When is the deadline to subscribe for stock?
A. An executed stock order form and certification form With the required full payment must be physically received by the Bank no later than 5:00 p.m. Central time on _______, _____ xx, 2002.

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Q.   Can I subscribe for shares using funds in my IRA/Qualified Plan at TierOne
     Bank?
A. Federal regulations do not permit the purchase of common stock with your existing IRA or Qualified Plan at the Bank. To use such funds to subscribe for common stock, you need to establish a "self directed" trust account with an outside trustee. Please call our conversion center if you require additional information. TRANSFER OF SUCH FUNDS TAKES TIME, SO PLEASE MAKE ARRANGEMENTS AS SOON AS POSSIBLE.

Q. Can I subscribe for shares and add someone else who is not on my account to my stock registration?
A. No. Federal regulations prohibit the transfer of subscription rights. Adding the names of other persons who are not owners of your qualifying account(s) will result in your order becoming null and void.

Q.   Will payments for common stock earn interest until the conversion closes?
A. Yes. Any payments made by cash, check or money order will earn interest at TierOne Bank's savings account rate from the date of receipt to the completion or termination of the conversion. Withdrawals froma deposit account or a certificate of deposit at TierOne Bank to buy common stock may be made without penalty. Depositors who elect to ay for their common stock by a withdrawal authorization will receive interest at the contractual rate on the account until the completion or termination of the conversion.

Q.   Will dividends be paid on the stock?
A. We have not yet made any decision on this, but TierOne Bank will consider a policy of paying cash dividends after conversion.

Q.   Will my stock be covered by deposit insurance?
A. No. The common stock cannot be insured by the FDIC or any other government agency nor is it insured or guaranteed by TierOne Bank or TierOne Corporation.

Q.   Where will the stock be traded?
A. Upon completion of the Conversion, TierOne Corporation expects the stock to be traded and quoted on the Nasdaq National Market System under the symbol "TONE".

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Q.   Can I change my mind after I place an order to subscribe for stock?
A.   No. After receipt, your order may not be modified or withdrawn.


                             Additional Information

Q.   What if I have additional questions or require more information?
A. TierOne Bank's Proxy Statement and the Prospectus accompany this brochure and describe the conversion in detail. Please read the Proxy Statement and Prospectus carefully before voting or subscribing for stock. If you have any questions after reading the enclosed material you may call our conversion center at (800) xxx-xxxx, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m. Additional material may only be obtained from the conversion center.

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date of _______, _____ xx, 2002 at 4:00 p.m., Central time, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date.

The shares of common stock offered in the conversion are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency nor is the common stock insured or guaranteed by TierOne Bank or TierOne Corporation.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the Prospectus.

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